                                                                    EXHIBIT 2.1


















-------------------------------------------------------------------------------



                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN


                    INPHYNET ADMINISTRATIVE SERVICES, INC.,

                                      AND

                           AMERICA SERVICE GROUP INC.


-------------------------------------------------------------------------------











                            AS OF DECEMBER 18, 1998

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

ARTICLE I   PURCHASE AND SALE OF SHARES...........................................................................1
         Section 1.1       Purchase and Sale......................................................................1
         Section 1.2       Consideration; Adjustment..............................................................1
         Section 1.3       Closing................................................................................3
         Section 1.4       Deliveries by Seller...................................................................3
         Section 1.5       Deliveries by Buyer....................................................................3

ARTICLE II  RELATED MATTERS.......................................................................................3
         Section 2.1       Use of Seller's Names and Logos........................................................3
         Section 2.2       No Ongoing or Transition Services......................................................4
         Section 2.3       Intercompany Accounts..................................................................4
         Section 2.4       Distributions..........................................................................4

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
AND SELLER........................................................................................................4
         Section 3.1       Organization...........................................................................4
         Section 3.2       Authorization..........................................................................5
         Section 3.3       Capital Stock..........................................................................5
         Section 3.4       Ownership of the Company...............................................................6
         Section 3.5       Subsidiaries...........................................................................6
         Section 3.6       Consents and Approvals; No Violations..................................................6
         Section 3.7       Financial Statements and Related Matters...............................................7
         Section 3.8       Absence of Material Adverse Effect.....................................................8
         Section 3.9       Title, Ownership and Related Matters...................................................9
         Section 3.10      Leases.................................................................................9
         Section 3.11      Intellectual Property.................................................................10
         Section 3.12      Litigation............................................................................11
         Section 3.13      Compliance With Applicable Law........................................................11
         Section 3.14      Certain Contracts and Agreements......................................................11
         Section 3.15      Employee Benefits Plans, ERISA........................................................14
         Section 3.16      Labor Matters.........................................................................16
         Section 3.17      Taxes.................................................................................16
         Section 3.18      Regulatory Approvals..................................................................18
         Section 3.19      Medicare and Medicaid.................................................................18
         Section 3.20      Environmental Matters.................................................................18
         Section 3.21      Insurance.............................................................................19
         Section 3.22      List of Accounts......................................................................19

         Section 3.23      Certain Fees..........................................................................19
         Section 3.24      Disclosure............................................................................19
         Section 3.25      Closing Date..........................................................................20
         Section 3.26      Disclaimer............................................................................20

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................20
         Section 4.1       Organization and Authority of Buyer...................................................20
         Section 4.2       Consents and Approvals; No Violations.................................................20
         Section 4.3       Availability of Funds.................................................................21
         Section 4.4       Litigation............................................................................21
         Section 4.5       Certain Fees..........................................................................21
         Section 4.6       Investment Representations............................................................21
         Section 4.7       Investigation by Buyer................................................................21

ARTICLE V   COVENANTS............................................................................................22
         Section 5.1       Conduct of the Company's Businesses...................................................22
         Section 5.2       Access to Information.................................................................24
         Section 5.3       Consents..............................................................................25
         Section 5.4       Reasonable Best Efforts...............................................................25
         Section 5.5       Public Announcements..................................................................25
         Section 5.6       HSR Act Compliance....................................................................25
         Section 5.7       Covenant to Satisfy Conditions........................................................26
         Section 5.8       Employees; Employee Benefits..........................................................26
         Section 5.9       Certain Tax Matters...................................................................27
         Section 5.10      Supplemental Disclosure...............................................................30
         Section 5.11      No Solicitation.......................................................................30
         Section 5.12      Medical Malpractice and Professional Liability Matters................................31
         Section 5.13      Transition Services Agreement.........................................................31
         Section 5.14      No Shop...............................................................................31
         Section 5.15      Visits to Clients.....................................................................31
         Section 5.16      Audited Financial Statements..........................................................31
         Section 5.17      Noncompetition, Nonsolicitation and Confidentiality...................................32
         Section 5.18      Good Standing.........................................................................33
         Section 5.19      EMSA Limited Partnership..............................................................33

ARTICLE VI  CONDITIONS TO OBLIGATIONS OF THE PARTIES.............................................................33
         Section 6.1       Conditions to Each Party's Obligation.................................................33
         Section 6.2       Conditions to Obligations of Seller...................................................34
         Section 6.3       Conditions to Obligations of Buyer....................................................34

ARTICLE VII TERMINATION..........................................................................................36
         Section 7.1       Termination...........................................................................36
         Section 7.2       Procedure and Effect of Termination...................................................36

ARTICLE VIII SURVIVAL AND INDEMNIFICATION........................................................................37
         Section 8.1       Survival..............................................................................37
         Section 8.2       Limitations On Indemnification........................................................38
         Section 8.3       Indemnification.......................................................................38
         Section 8.4       Defense of Claims.....................................................................40

ARTICLE IX   MISCELLANEOUS.......................................................................................42
         Section 9.1       Fees and Expenses.....................................................................42
         Section 9.2       Further Assurances....................................................................43
         Section 9.3       Notices...............................................................................43
         Section 9.4       Severability..........................................................................45
         Section 9.5       Binding Effect Assignment.............................................................45
         Section 9.6       No Third Party Beneficiaries..........................................................45
         Section 9.7       Interpretation........................................................................45
         Section 9.8       Jurisdiction and Consent to Service...................................................45
         Section 9.9       Entire Agreement......................................................................46
         Section 9.10      Governing Law.........................................................................46
         Section 9.11      Specific Performance..................................................................46
         Section 9.12      Counterparts.  .......................................................................46
         Section 9.13      Amendment; Modification; Waiver.......................................................46
         Section 9.14      Knowledge.............................................................................46
         Section 9.15      Disclosure Letters and Exhibits.......................................................47

                                    EXHIBITS

EXHIBIT                                                    NUMBER
-------                                                    ------

Seller Disclosure Letter                                     A

NationsBank Commitment Letter                                B

Ferrer Freeman Thompson & Co. Commitment Letter              C

Guaranty                                                     D

                                  DEFINITIONS


TERM                                                                                                    SECTION
----                                                                                                    -------

Allocation.........................................................................................Section 5.14
Affiliate........................................................................................Section 9.7(c)
Agreement..............................................................................................Preamble

Balance Sheet Date..................................................................................Section 3.8
Buyer..................................................................................................Preamble
Buyer Disclosure Letter..............................................................................ARTICLE IV
Buyer Executives...................................................................................Section 9.14
Buyer Tax Group..............................................................................Section 5.9(a)(i)

Closing.............................................................................................Section 1.1
Closing Date........................................................................................Section 1.3
Closing Date Working Capital.....................................................................Section 1.2(b)
Code...................................................................................................Preamble
Company................................................................................................Preamble
Company Accountants..............................................................................Section 1.2(c)
Company Executives.................................................................................Section 9.14
Confidentiality Agreement........................................................................Section 5.2(b)

Environmental Law..................................................................................Section 3.20
Financial Statements................................................................................Section 3.7
Final Closing Balance Sheet......................................................................Section 1.2(c)

HSR Act.............................................................................................Section 3.6
Identified Employees.............................................................................Section 5.8(c)
Indemnifiable Losses............................................................................Section 8.3(a)
Indemnity Payment...............................................................................Section 8.3(d)
Indemnitee......................................................................................Section 8.3(d)
Indemnifying Parts..............................................................................Section 8.3(d)
Indemnifiable Losses............................................................................Section 8.3(a)
Independent Accounting Firm......................................................................Section 1.2(c)
Latest Balance Sheet................................................................................Section 3.7
Leases.............................................................................................Section 3.10
Licensed Professionals..........................................................................Section 6.3(j)


Material Adverse Effect.............................................................................Section 3.1
Medical Malpractice Claim..........................................................................Section 5.12

Medical Malpractice Coverage.......................................................................Section 5.12
Permitted Encumbrances..............................................................................Section 3.9
Person...........................................................................................Section 9.7(b)
Benefit Plan.......................................................................................Section 3.15
Pre-Closing Period..........................................................................Section 5.9(a)(iii)
Pre-Closing Period Returns....................................................................Section 5.9(c)(i)
Preliminary Closing Balance Sheet................................................................Section 1.2(c)
Proprietary Rights.................................................................................Section 3.11

Purchase Price......................................................................................Section 1.2

Section 338(h)(10) Election..................................................................Section 5.9(a)(iv)
Seller.................................................................................................Preamble
Seller Disclosure Letter............................................................................ARTICLE III
Seller Group..................................................................................Section 5.9(a)(v)
Seller Trademarks and Logos.........................................................................Section 2.1
Settlement Date..................................................................................Section 1.2(b)
Shares.................................................................................................Preamble
Subsidiary or Subsidiaries.............................................................................Preamble
Target Working Capital...........................................................................Section 1.2(b)
Taxes........................................................................................Section 3.17(g)(i)
Tax Return.................................................................................Section 3.17(g)(ii)
Third party Claim...............................................................................Section 8.4(a)
To the Knowledge of Buyer..........................................................................Section 9.14
To the Knowledge of Seller.........................................................................Section 9.14
Transaction Documents...............................................................................Section 3.2
Transition Services Agreement......................................................................Section 5.13

WARN Act...........................................................................................Section 3.16

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of December 18, 1998 (this "Agreement"), by and between INPHYNET ADMINISTRATIVE SERVICES, INC., a Florida corporation ("Seller") and AMERICA SERVICE GROUP INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the "Shares") of EMSA Government Services, Inc. (the "Company") which together with its subsidiaries, EMSA Correctional Care, Inc., and EMSA Military Services, Inc. (individually the "Subsidiary" and collectively, the "Subsidiaries") and with EMSA Limited Partnership, conducts comprehensive managed health care solutions to state and local correctional and military facilities across the United States; and

         WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares; and

         WHEREAS, Seller and Buyer have agreed to elect under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), to treat the transactions contemplated herein for federal and, where applicable, state income tax purposes as the deemed sale of the assets of the Company and of its Subsidiaries.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES

                  Section 1.1 PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, at the closing provided for in Section
1.3 hereof (the "Closing"), Seller agrees to sell, transfer and deliver the Shares to Buyer free and clear of any liens and encumbrances, and Buyer agrees to purchase, acquire and accept from Seller, the Shares.

                  Section 1.2 CONSIDERATION; ADJUSTMENT. (a) Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer and delivery of the Shares, Buyer will deliver or cause to be delivered to Seller the sum of Sixty-Seven Million and No/100 Dollars ($67,000,000) in cash at Closing by wire transfer of immediately available federal funds to such bank account as shall be designated in writing by Seller (the "Purchase Price").

                           (b)      The Purchase Price shall be increased or
decreased on a dollar-for- dollar basis by an amount equal to the amount by which the "Closing Date Working Capital" is in excess of or is less than the "Target Working Capital" (the "Purchase Price Adjustment"). The payment of the Purchase Price Adjustment shall occur within three (3) days after the final determination of the Closing Date Working Capital, or on such other date as shall be mutually agreed to in writing by the parties (the "Settlement Date"). If the Closing Date Working Capital is greater than the Target Working Capital, the Buyer shall pay to the Seller on the Settlement Date an amount equal to the Purchase Price Adjustment. If the Closing Date Working Capital is less than the Target Working Capital, Seller shall pay to Buyer an amount equal to the Purchase Price Adjustment. The term "Closing Date Working Capital" means the difference between the accounts receivable and current liabilities of the Company, both as disclosed on the "Final Closing Balance Sheet" (as hereinafter defined). The term "Target Working Capital" means an amount equal to $27.6 million.

                           (c)      As promptly as practicable after the
Closing and in any event within forty-five (45) days of the Closing Date, the Seller and Buyer shall cause the Company to prepare, in accordance with generally accepted accounting principles, and shall cause Ernst & Young, LLP, Nashville, Tennessee (the "Company Accountants") to audit a balance sheet of the Company as of the close of business on the date immediately preceding the Closing Date (the "Preliminary Closing Balance Sheet"). Notwithstanding anything to the contrary set forth in this Agreement and notwithstanding the application of generally accepted accounting principles, such balance sheet shall reflect as a current liability of the Company an amount equal to the amounts specified in Section 5.8(b) and Section 5.8(c). The Preliminary Closing Balance Sheet shall be delivered to Seller and Buyer promptly following the completion thereof. Buyer and Seller shall each have fifteen (15) days following delivery of the Preliminary Closing Balance Sheet during which to notify the other of any dispute of any item contained in the Preliminary Closing Balance Sheet, which notice shall set forth in reasonable detail the basis for such dispute. If either party fails to notify the other of any dispute within such 15-day period, the Preliminary Closing Balance Sheet shall be deemed to be the "Final Closing Balance Sheet." Buyer and Seller shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Closing Balance Sheet shall be prepared in accordance with the agreement of Buyer and the Seller. If Buyer and Seller are unable to resolve any such dispute within fifteen (15) days (or such longer period as Buyer and Seller shall mutually agree in writing) of delivery of such notice, such dispute shall be resolved by a mutually agreeable nationally recognized, independent accounting firm ("Independent Accounting Firm"), and such determination shall be final and binding on the parties. If Seller and Buyer cannot mutually agree on the identity of the Independent Accounting Firm, then Seller and Buyer shall each submit to the other party's independent auditor the name of a national accounting firm, and the Independent Accounting Firm shall be selected by lot from those two firms by the independent auditors of the two parties. (If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then an arbitrator shall be selected to serve as such, such selection to be according to the above procedures.) Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Buyer and Seller. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the Preliminary Closing Balance Sheet to it and, in any case, as promptly as practicable after such submission. The Final Closing Balance Sheet shall then be prepared by Buyer and Seller based on the determination of the Independent Accounting Firm.

                  Section 1.3 CLOSING. The Closing of the transactions contemplated by this Agreement shall take place as promptly as practicable, and in any event not later than the fifth business day, following the satisfaction or waiver of all of the conditions to Closing set forth in Article VI hereof, at 10:00 am., local time, at the offices of Foley & Lardner, 111 North Orange Avenue, Suite 1800, Orlando, Florida, or on such other date and at such other time or place as the parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date."

                  Section 1.4 DELIVERIES BY SELLER. At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

                           (a)      The stock certificates representing all of
the Shares, duly endorsed in blank or accompanied by stock or similar powers duly executed in blank;

                           (b)      The resignations of all officers and
members of the Board of Directors of the Company; and

                           (c)      All other documents, instruments and
writings required or reasonably requested by Buyer to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

                  Section 1.5 DELIVERIES BY BUYER. At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

                           (a)      The Purchase Price in accordance with
Section 1.2 hereof; and

                           (b)      All other documents, instruments and
writings required or reasonably requested by Seller to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

                                   ARTICLE II
                                RELATED MATTERS

                  Section 2.1 USE OF SELLER'S NAMES AND LOGOS. It is expressly agreed that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name "MedPartners, Inc.," "InPhyNet Administrative Services, Inc.," "InPhyNet Government Services, Inc.," or any tradenames, trademarks, identifying logos or service marks related thereto or employing the word "MedPartners," "InPhyNet," or any part or variation of any of the foregoing or any confusingly similar tradename, trademark or logo (collectively, the "Seller Trademarks and Logos"). Buyer agrees that, neither it nor any of its Affiliates (as hereinafter defined) shall make any use of the Seller Trademarks and Logos from and after the Closing Date.

                  Section 2.2 NO ONGOING OR TRANSITION SERVICES. Except as otherwise agreed to in writing by Seller and Buyer or in the Transition Services Agreement described in Section 5.13 hereof, at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications and other products or services provided to the Company by the Seller or any Affiliate of the Seller (other than the Company), including any agreements or understandings (written or oral) with respect thereto, will terminate.

                  Section 2.3 INTERCOMPANY ACCOUNTS. On or prior to the Closing Date, all intercompany accounts between Company and/or its Subsidiaries on the one hand, and Seller and its Affiliates (other than the Company or the Subsidiaries) on the other hand, shall be canceled or settled. No adjustment shall be made to the Purchase Price as a result of any such cancellation or settlement.

                  Section 2.4 DISTRIBUTIONS. The parties agree that Seller shall have the right, at or prior to the Closing, to cause the Company and/or the Subsidiaries to distribute cash held by the Company and/or the Subsidiaries to the Seller or its Affiliates, by one or more cash dividends, repurchase of existing stock and/or other distributions. No adjustment shall be made to the Purchase Price as a result of any such dividends, repurchases or other distributions paid to Seller or its Affiliates.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND
                                     SELLER

         With such exceptions as are set forth in a letter attached as Exhibit A hereto (the "Seller Disclosure Letter") delivered by Seller to Buyer prior to the execution hereof and any amendments thereto, as a material inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer as follows:

                  Section 3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its operations as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property or assets owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect (as hereinafter defined), which jurisdictions are those set forth in Schedule 3.1 of the Seller Disclosure Letter. As used herein, the term "Material Adverse Effect" shall mean any event, change or effect, individually or in the aggregate with such other events, changes or effects, that has occurred which has a material adverse effect upon the financial condition or business of the Company and its Subsidiaries taken as a whole; provided however, that a Material Adverse Effect shall not include any event, change in or effect upon the financial condition or business of the Company and its Subsidiaries taken as a whole, directly or indirectly, arising out of, attributable to or as a consequence of:
(a) conditions, events or circumstances affecting the health-care industry generally or the overall economy; (b) the public announcement of either the execution of this Agreement or the transactions contemplated hereunder, or (c) proposed or pending federal, state or local legislation, regulation or administration of any governmental authority. Seller has heretofore made available to Buyer complete and correct copies of the articles of incorporation and by-laws of the Company and the Subsidiaries, as currently in effect.

                  Section 3.2 AUTHORIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has the corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the other Transaction Documents and the performance by Seller of its covenants and agreements hereunder and thereunder have been duly and validly authorized by the Board of Directors of Seller and Seller's shareholder and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Each of the Transaction Documents has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As used herein, "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

                  Section 3.3       CAPITAL STOCK. The authorized capital
stock of the Company consists entirely of One Thousand (1,000) shares of common stock, $1.00 par value per share. No shares of such capital stock are issued or outstanding except for the Shares, which are owned of record and beneficially by the Seller. The Shares constitute all of the issued and outstanding shares of capital stock of the Company. Other than the Shares, no person owns any other equity security of the Company or right of any kind to have any such equity security issued. Seller has the exclusive right, power and authority to vote the Shares of the Company owned by Seller. Seller covenants that it is not a party to or bound by any agreements affecting or relating to Seller's right to transfer or vote the Shares. The Shares have been validly issued and are fully paid and non-assessable. There are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities; (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company; or (c) contracts, commitments, agreements, understandings or arrangements of any kind (other than this Agreement) relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

                  Section 3.4 OWNERSHIP OF THE COMPANY. Seller is the owner of the Shares. Seller has good title to the Shares free and clear of all Liens. As used herein, "Liens" means any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind (including, without limitation, any option, conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

                  Section 3.5 SUBSIDIARIES. The Seller's Disclosure Letter sets forth the jurisdiction of incorporation, capitalization, ownership, officers and directors of the Subsidiaries and the jurisdictions in which each Subsidiary is qualified or licensed to do business as a foreign corporation. Except as listed in the Seller's Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business. The Company owns all of the issued and outstanding shares of capital stock of each Subsidiary, free and clear of any security interest, restriction, option, voting trust or agreement, proxy, encumbrance, claim or charge of any kind whatsoever, and all such shares are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for the capital stock or other securities of any Subsidiary; (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any Subsidiary or securities which are convertible into or exchangeable for capital stock or other securities of any Subsidiary; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants, or other rights. Each Subsidiary is a corporation duly organized validly existing and in good standing under the laws of its state of incorporation. Each Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases and is in good standing and is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions where the property or assets owned, leased or operated by such Subsidiary or the business conducted by such Subsidiary makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect, which jurisdictions are those set forth in Schedule 3.1 of the Seller Disclosure Letter.

                  Section 3.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of the Company or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration order, judgment or decree to which the Company is a party, or by which it is bound, or violate any restrictions of any kind to which the Company is subject; or (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority.

                  Section 3.7       FINANCIAL STATEMENTS AND RELATED MATTERS.

                           (a)      Included with the Seller Disclosure Letter
are copies of the Company's and its Subsidiaries': (a) unaudited consolidated balance sheets and statements of income and cash flows for the fiscal years ended December 31, 1995, 1996 and 1997 and (b) the unaudited consolidated balance sheet as of November 30, 1998 (the "Latest Balance Sheet") and the related unaudited statements of income and cash flows for the eleven-month period then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete to the Knowledge of the Company or Seller and consistent with the Company's and its Subsidiaries' books and records (which, in turn, are accurate and complete to the Knowledge of the Company or Seller). The Financial Statements present, fairly the Company's and its Subsidiaries' financial condition, results of operations and cash flows as of the times and for the periods referred to therein, and have been prepared in accordance with GAAP, consistently followed throughout the periods indicated (except as may be disclosed in the notes thereto), subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure. Except as to the extent reflected on the Latest Balance Sheet or in the Seller Disclosure Letter, the Company has no liabilities, commitments or obligations of any nature (whether absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet. To the Knowledge of the Company or Seller, the books and records of the Company and its Subsidiaries accurately and fairly reflect the transactions and dispositions of assets of the Company and its Subsidiaries. The Company's system of internal accounting controls is sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization and that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets.

                           (b)      Receivables.

                                    (i)     All of the Accounts Receivable
         reflected on the Latest Balance Sheet are and all of the Accounts Receivable reflected on the Final Closing Balance Sheet will be (i) properly reflected on the Company's books and records in accordance with GAAP, (ii) bona fide Accounts Receivable incurred in the ordinary course of business and (iii) valid Accounts Receivable (subject to no counterclaims, deduction, credit or offset), except to the extent of the allowance for doubtful accounts.

                                    (ii)     The amount of the allowance for
         doubtful accounts reflected on the Latest Balance Sheet is and the allowance for doubtful accounts on the Final Closing Balance Sheet will be computed in accordance with GAAP and the Company's historic practices and procedures.

                                    (iii)    As of the date hereof, no Person
         has, and as of the Closing Date, no Person will have, any Lien on any Accounts Receivable or any part thereof, and no agreement by Company or any Subsidiary for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any such Accounts Receivable, except for such agreements made between Buyer and its lenders with respect to the financing of the transactions contemplated hereby.

                                    (iv)     As used herein, "Accounts
         Receivable" shall mean all accounts and commissions receivable, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and accounts receivable from employees and all other obligations from customers with respect to sales of goods or services, whether evidenced or not evidenced by a note.

                                    (v)     Since the date of the Latest
         Balance Sheet, the Company has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor or any material collection, discount or write-off policy or procedure.

                                    (vi)     Since the date of the Latest
         Balance Sheet, the Company has not changed any principle or practice with respect to the recordation of incurred-but-not- reported ("IBNR") medical expenses or the calculation of reserves therefor.

                           (c)      Inventory. The Company's and its
Subsidiaries' inventory, net of the reserves applicable to such inventory, consists of a quantity and quality which, except as reflected in such reserve, is usable and saleable in the ordinary course of business consistent with past practice, and the items of such inventory are merchantable and fit for their particular use. The Company and each of its Subsidiaries has good title to such inventory, free and clear of all Liens (other than Permitted Encumbrances).

                  Section 3.8 ABSENCE OF MATERIAL ADVERSE EFFECT. Except as otherwise contemplated by this Agreement, there has not been any occurrence or event resulting in a Material Adverse Effect since December 31, 1997 (the "Balance Sheet Date"). Without limiting the generality of the foregoing, since the date of the Balance Sheet Date neither the Company nor any of its Subsidiaries has:

                                    (i)     Increased or established any
         reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of the Company since the Balance Sheet Date.

                                    (ii)     Mortgaged, pledged or subjected to
         any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the business or financial condition of the Company, other than with respect to (i) liabilities shown or reflected on the Company's balance sheet as of the Balance Sheet Date or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business.

                                    (iii)    Sold or transferred any of the
         assets material to the consolidated business of the Company, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

                                    (iv)     Granted any general or uniform
         increase in the rates of pay of employees or any material increase in salary payable or to become payable by the Company or any of its Subsidiaries to any, officer or employee, consultant or agent (other than normal increases consistent with past practices), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent, except in the ordinary course of business.

                                    (v)     Except for this Agreement and any
         other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Agreement.

                  Section 3.9 TITLE, OWNERSHIP AND RELATED MATTERS. Neither the Company nor any Subsidiary owns any real property. The Company and each Subsidiary has, or as of the Closing will have, good title to, or rights by license, lease or other agreement to use free and clear of any liens, claims, charges, exceptions or encumbrances, all material properties and assets (or rights thereto), other than cash, cash equivalents and securities (except for the Shares), necessary to permit the Company to conduct its business as currently conducted, except for liens disclosed on the Financial Statements or statutory liens for current taxes and assessments not yet due and payable (such liens being collectively, the "Permitted Encumbrances").

                  Section 3.10 LEASES. Schedule 3.10 to the Seller Disclosure Letter sets forth a true and complete list of all real property leases and subleases for space occupied by the Company and the Subsidiaries (collectively, the "Leases"), and all written amendments and agreements relating thereto. True and correct copies of the Leases have been made available to Buyer. The Leases are valid, binding and enforceable in accordance with their respective terms, and neither the Company nor any Subsidiary has given or received written notice of any default under any such Lease where such default would have a Material Adverse Effect.

                  Section 3.11      INTELLECTUAL PROPERTY.

                           (a)      The Seller Disclosure Letter contains a
complete and accurate list of all (a) patented or registered Proprietary Rights owned or used by the Company or any of its Subsidiaries, (b) pending patent applications and applications for registrations of other Proprietary Rights filed by the Company or any of its Subsidiaries, (c) unregistered trade names, internet domain names and corporate names owned or used by the Company or any of its Subsidiaries and (d) unregistered trademarks, service marks, and computer software owned or used by the Company or any of its Subsidiaries. The Seller Disclosure Letter also contains a complete and accurate list of all licenses and other rights granted by the Company or any of its Subsidiaries to any third party with respect to any Proprietary Rights and all licenses and other rights granted by any third party to the Company or any of its Subsidiaries with respect to any Proprietary Rights (other than standard licenses to use widely marketed shrink-wrapped software), in each case identifying the subject Proprietary Rights. The Company and each of its Subsidiaries own, free of all Liens (except Permitted Encumbrances), all right, title and interest to, or have the right to use pursuant to a valid written license, all Proprietary Rights necessary for the operation of their businesses as presently conducted.

                           (b)      (i) Neither the Company nor any of its
Subsidiaries has received any notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (ii) neither the Company nor any of its Subsidiaries has interfered with, infringed upon or misappropriated any Proprietary Rights of any third parties; and (iii) to the Knowledge of the Company or Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Company or its Subsidiaries.

                           (c)       As used herein, "Proprietary Rights" means
all of the following owned by, issued to, or licensed to the Company or any of its Subsidiaries, or used in the Company's or it's Subsidiaries business, along with all associated income, royalties, damages and payments due from or payable by any third party at the Closing or thereafter (including, without limitation, damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including without limitation, the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos, internet domain names and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

                  Section 3.12 LITIGATION. There is no claim, action, suit, proceeding or governmental investigation, including, without limitation, any such claim, action, suit, proceeding or investigation relating to this Agreement or the transaction contemplated by this Agreement, pending or, to the Knowledge of Seller, threatened against Seller or the Company or any Subsidiary by or before any court, governmental or regulatory authority or by any third party. There is no claim, action, suit or proceeding pending or, to the Knowledge of the Seller, threatened against any Affiliate of the Seller by or before any court by any third party relating to this Agreement or the transaction contemplated by this Agreement, nor is there, to the Knowledge of the Seller, any basis therefor. To the Knowledge of the Seller, there is no basis for the institution of any such claim, action, suit, proceeding or governmental investigation against the Seller, the Company or any Subsidiary. The Seller Disclosure Letter sets forth a true and correct description of all claims, actions, suits, proceedings and governmental investigations pending against the Company or any Subsidiary on the date hereof or of the basis for the assertion of any such claim, action, suit, proceeding or governmental investigation that, to the Knowledge of the Seller, is threatened against the Company or any Subsidiary

                  Section 3.13 COMPLIANCE WITH APPLICABLE LAW. To the Knowledge of Seller, neither the Company nor any Subsidiary has received any written notices of, nor to the knowledge of Seller have there been any, violations of any material laws, ordinances, rules or regulations of any federal, state, local or foreign governmental authority which are applicable to the Company or the Subsidiaries. The Seller Disclosure Letter sets forth a true and correct description of all material violations of any laws, ordinances, rules or regulations of any federal, state, local or foreign governmental authority, of which the Seller, the Company or any Subsidiary has received notice or which, to the Knowledge of the Seller, have occurred.

                  Section 3.14      CERTAIN CONTRACTS AND AGREEMENTS.

                           (a)      Except as specifically contemplated by this
Agreement and except as set forth in the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by, whether written or oral, any:

                                    (i)     collective bargaining agreement or
         contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, other than the Benefit Plans described in Section 3.15 of this Agreement;

                                    (ii)    contract for the employment of any
         officer, individual employee or other person on a full-time or consulting basis or any severance agreements;

                                    (iii)    agreement or indenture relating to
         the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets;

                                    (iv)     contract under which the Company
         or any of its Subsidiaries has advanced or loaned any other Person, or invested in any other Person, amounts in the aggregate (for any one Person) exceeding $25,000 or contractually committed to do so;

                                    (v)      agreement under which the Company
         or any of its Subsidiaries has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights) with respect to capital stock of the Company or its Subsidiaries;

                                    (vi)     license, sublicense or royalty
         agreements relating to Proprietary Rights;

                                    (vii)    guaranty of any obligation, other
         than endorsements made for collection or intercompany guarantees among the Company and its Subsidiaries;

                                    (viii)   management, consulting,
         advertising, marketing, promotion, services, advisory or other contract or other similar arrangement relating to the design, marketing, promotion, management or operation of the business of the Company and the Subsidiaries;

                                    (ix)     outstanding powers of attorney
         executed on behalf of the Company or any Subsidiary;

                                    (x)      lease or agreement under which it
         is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually;

                                    (xi)     lease or agreement under which it
         is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                                    (xii)    contract or group of related
         contracts with the same party which are currently in effect and which by their terms will continue over a period of more than six months from the date or dates thereof, which is not terminable by the Company or Subsidiary without cause on 90 days notice or less without penalties or which involves the payment or receipt by the Company or Subsidiaries of more than $50,000.00 during any 12 month period;

                                    (xiii)   confidentiality agreement or
         similar arrangement;

                                    (xiv)    contract relating to the supply,
         sale or distribution of the Company's or its Subsidiaries' products or services;

                                    (xv)     contract which prohibits the
         Company or any of its Subsidiaries from freely engaging in business anywhere in the world;

                                    (xvi)    is with Seller, with any director
         or officer of the Company or any Subsidiary, with any person related to Seller or with any company or other organization in which Seller, any director or officer of the Company or any Subsidiary, or any person related to any of the foregoing, has a direct or indirect financial interest;

                                    (xvii)   is a joint venture or other
         agreement involving sharing of profits;

                                    (xviii)  is an offer, bid or proposal that,
         if accepted, would result in a contract requiring the Company or any Subsidiary to pay, or by which the Company or any Subsidiary would receive, in the aggregate, $25,000 or more from a single source in any 12- month period;

                                    (xix)    was not made in the ordinary
         course of business;

                                    (xx)     is a minority or set-aside
         contract; or

                                    (xxi)    grants any right of first refusal
         or similar right in favor of any third party with respect to any material portion of the properties or assets of the Company or any Subsidiary.

                           (b)      Except as set forth in the Seller
Disclosure Letter, (i) no contract or commitment required to be disclosed in the Seller Disclosure Letter (collectively, the "Material Contracts") has been terminated by the other party and neither the Company nor any Subsidiary has Knowledge or has given or received written notice of any breach by any party to the Material Contracts, (ii) neither the Company nor any of its Subsidiaries has received written notice from any customer or supplier, and no senior executive officer of the Company or Subsidiaries has received any oral notification from any customer or supplier, that such customer or supplier shall stop or materially decrease the rate of business done with the Company or any of its Subsidiaries or that it desires to renegotiate its contract or current arrangement with the Company or any of its Subsidiaries, (iii) the Company and each of its Subsidiaries are not in default under or in breach of any of the Material Contracts, and to the Knowledge of the Company or the Seller, no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iv) each of the Material Contracts is legal, valid, binding, enforceable and in full force and effect, subject to general equitable principles, and (v) no Material Contract will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereunder in order to remain in full force and effect immediately after the Closing.

                           (c)      The Company has made available to Buyer a
true and correct copy of the Material Contracts, in each case together with all written amendments, waivers or other changes thereto (all of which are disclosed in Seller Disclosure Letter). The Seller Disclosure Letter contains an accurate and complete description of all material terms of any oral contracts to which the Company or the Subsidiaries are a party and sets forth a list of certain professional service corporations and associations with which the Company or any Subsidiary has entered into arrangements which are binding on the Company and a list of the shareholders, partners or members of each such corporation or association.

                  Section 3.15      EMPLOYEE BENEFITS PLANS, ERISA.

                           (a)      The Seller Disclosure Letter sets forth an
accurate and complete list of each plan, program, policy or arrangement (whether written or oral) providing cash or other compensation or benefits of any kind or description whatsoever (whether current or deferred) to, or on behalf of, any current or former officer, employee or director of the Company or any of its Subsidiaries or any of their dependents under which Company or any of its Subsidiaries has any liability, duty or obligation whatsoever, whether fixed or contingent, including but not limited to, any employment, consulting or severance agreement and any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually a "Benefit Plan" and collectively the "Benefit Plans"). Neither the Company nor any of its ERISA Affiliates has ever contributed directly or indirectly to (or had any obligation to contribute directly or indirectly to) any multiemployer pension plan (as defined in Section 3(37) of ERISA), and, except as disclosed in the Seller Disclosure Letter, neither the Company nor any of its ERISA Affiliates has within the past ten years, maintained or contributed to (or had any obligation to contribute directly or indirectly to) any defined benefit plan (as defined in Section 3(35) of ERISA). Neither the Company nor any of its Subsidiaries maintains or contributes to any Benefit Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with
Section 4980B of the Code ("COBRA").

                           (b)      The Benefit Plans (and related trusts and
insurance contracts) comply (and have at all times complied) in form and in operation with the requirements of applicable laws and regulations in all material respects, including, without limitation, ERISA and the Code and the nondiscrimination rules thereof, and the requirements of COBRA. All contributions, premiums or payments which are due on or before the Closing Date under each Benefit Plan have been paid or accrued on the appropriate balance sheet. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code (i) has been amended on a timely basis in compliance with the Code and (ii) has received from the Internal Revenue Service a favorable determination letter which considers the terms of such Benefit Plan as amended.

                           (c)      All required reports and descriptions
(including IRS/DOL/PBGC Form 5500 annual reports, summary annual reports and summary plan descriptions) with respect to the

Benefit Plans have been properly and timely filed with the appropriate government agency and distributed to participants and beneficiaries as required.

                           (d)      With respect to each Benefit Plan, neither
the Company nor any of its Subsidiaries has any liability for (i) any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code or (ii) any breach of fiduciary duty or any other failure to act or comply in connection with the administration of such Benefit Plan or investment of the assets of such Benefit Plans, and no actions, investigations, suits or claims with respect to such Benefit Plans or the assets thereof (other than routine claims for benefits) are pending or, to the Knowledge of Seller, threatened, and neither the Company nor Seller has Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

                           (e)      With respect to each of the Benefit Plans,
Seller has furnished, or made available, to Buyer true and complete copies of
(i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) the IRS/DOL/PBGC Form 5500 annual report (including all schedules and other attachments for the most recent three years), (iii) all related trust agreements, insurance contracts or other funding agreements which implement such plans, (iv) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements, (v) all Internal Revenue Service Department of Labor and Pension Benefit Guaranty Corporation rulings or determinations, actuarial and other financial reports for all periods ending on or after December 31, 1992, with respect to each Benefit Plan, (vi) an accurate written summary of all material provisions of each unwritten Benefit Plan; and (vii) such other documentation with respect to any Benefit Plan as is reasonably requested by Buyer.

                           (f)      Neither the Company nor any of its ERISA
Affiliates has incurred or has reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than routine premium payments ) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or any of its ERISA Affiliates maintains or has ever maintained.

                           (g)      All of the assets which have been set aside
in a trust or insurance company separate account to satisfy any obligations under any Benefit Plan are shown on the books and records of each such trust and each such account at their current fair market value as of the most recent valuation date equals or exceeds the present value of any obligation under any Benefit Plan, and the liabilities for all other obligations under any Benefit Plan are accurately set forth in the Company's most recent Financial Statement.

                           (h)      Each Benefit Plan which Company or its
Subsidiaries has treated as satisfying the requirements of Code Section 401 and each trust which Company or its Subsidiaries has treated as satisfying the requirements of Code Section 501 at all times have in fact satisfied such requirements in all material respects.

                           (i)      The transactions contemplated by this
Agreement will not result in any additional payments to or benefit accruals for, or any increase in the vested interest of any current or former officer, employee or director or their dependents under any Benefit Plan. The transactions contemplated by this Agreement will not result in any payments to any current or former officer, employee or director of the Company or its Subsidiaries which will be subject to Section 280G of the Code.

                           (j)      The term "ERISA Affiliate" shall include
any organization whose employees are treated as "Company's" employees under Code Section 41.4(b), (c), (m) or (o).

                  Section 3.16 LABOR MATTERS. To the Knowledge of the Company or Seller, no executive employee and no group of employees or independent contractors of the Company or any of its Subsidiaries has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have materially complied and remain in material compliance with all applicable laws relating to the employment of personnel and labor, including, without limitation, employment practices, employment discrimination or retaliation, terms and conditions of employment, wages and hours, occupational safety and health, wrongful discharge and liable or slander arising out of an employment relationship. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has such party experienced, and there are not currently in progress, any strikes, grievances, unfair labor practices claims, "Concerted Action" or other material employee or labor disputes. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor or unlawful employment practice. Neither the Company nor Seller has Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union or association with respect to employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN"), or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will have been implemented before Closing without advance notification to Buyer. No claims or proceeding is pending against the Company or any Subsidiary with the Office of Federal Contract Compliance Programs. The Company has provided Buyer with a true, correct and complete list of all of the Company's employees indicating the rate of pay of each such employee during the twelve months preceding the date hereof and the status of each such employee as active, on leave, full-time, part-time or otherwise.

                  Section 3.17      TAXES.

                           (a)      Seller or the Company (i) has timely filed
or caused to be filed on a timely basis with the appropriate taxing authorities all Tax Returns (as hereinafter defined), or extensions for filing such Tax Returns required to be filed by or with respect to the Company or its Subsidiaries, and (ii) has paid or made adequate provision for the payment of all Taxes (as hereinafter defined) shown to be due on such Tax Returns. Such Tax Returns are true, correct and complete in all material respects. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns, that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

                           (b)      (i) There are no liens for Taxes with
respect to the assets of the Company or its Subsidiaries, except for statutory liens for current taxes not yet delinquent, and no claims with respect to Taxes are being asserted by any taxing authority in writing; (ii) none of the Tax Returns applicable to the Company or its Subsidiaries is currently being audited or examined by any taxing authority; (iii) there is no material unpaid tax deficiency, determination or assessment currently outstanding against the Company or its Subsidiaries; and (iv) there are no outstanding agreements or waivers extending the statute of limitations relating to the assessment of Taxes applicable to the Company or its Subsidiaries.

                           (c)      Each of the Company and its Subsidiaries
has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (d)      None of the Company and its Subsidiaries
has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances, could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable periods specified in
Section 897(c)(2)(A)(ii) of the Code. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement (other than the agreement, if any, to be terminated at Closing pursuant to Section 5.9(e) of this Agreement). None of the Company and its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the Seller Group (as hereinafter defined)). Seller represents that it filed a consolidated federal income tax return with Company and its Subsidiaries for the taxable year immediately preceding the current taxable year and that Seller is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to Company and its Subsidiaries.

                           (e)      Each member of the Seller Group has filed
all Tax Returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of the group, and has paid all Taxes shown thereon as owing.

                           (f)      None of the Company and its Subsidiaries
has any liability for the Taxes of any Person other than the Company and its Subsidiaries under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law).

                           (g)      As used in this Agreement:

                                    (i)     "Taxes" shall mean all taxes,
         levies, charges or fees including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay-as-you-earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

                                    (ii)     "Tax Return" shall mean any
         report, return or statement required to be supplied to a taxing authority in connection with Taxes.

                  Section 3.18 REGULATORY APPROVALS. Except as disclosed in the Seller Disclosure Letter, and to the Knowledge of the Company, the Company and each Subsidiary holds all material licenses and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted. All such licenses and other regulatory approvals relating to the business, operations and facilities of the Company and each Subsidiary are in full force and effect. Any and all past litigation concerning such licenses and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No license or other regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the Knowledge of the Company, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license or other regulatory approval.

                  Section 3.19 MEDICARE AND MEDICAID. Neither the Company nor any Subsidiary participates in either the Medicare or Medicaid programs as those programs are defined in the Medicare Act and the Medicaid Act, respectively, and do not receive any payments or funds therefrom.

                  Section 3.20 ENVIRONMENTAL MATTERS. Neither the Company nor any Subsidiary has received any written communication from any governmental entity stating that the Company or any Subsidiary may be a potentially responsible party under any Environmental Law (as defined below) with respect to any actual or alleged any environmental contamination, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any governmental entity, is conducting or has conducted any environmental remediation or environmental investigation that could reasonably be expected to result in liability for the Company or any Subsidiary under any Environmental Law, including without limitation with relation to properties that are not owned or leased by the Company or any Subsidiary; and neither the Company nor any Subsidiary has received any request for information under any Environmental Law from any governmental entity with respect to any actual or alleged environmental contamination. Since January 1, 1995, neither the Company nor any Subsidiary has received any written communication from any person or entity stating or alleging that the Company or any Subsidiary may have violated any Environmental Law, or any permit issued pursuant to any Environmental Law, or that the Company or any Subsidiary has caused or contributed to any environmental contamination that has caused any property damage or personal injury under any Environmental Law. The Company has provided Buyer with copies of

(i) any material environmental investigation, study, audit, test, review and other analysis in the possession of the Company conducted in relation to the business of the Company or any property or facility now or previously owned, operated or leased by the Company or any Subsidiary and (ii) any consent decree, consent order or similar document in force and to which it or any Subsidiary is a party relating to any property currently owned, leased or operated by the Company or any Subsidiary. To the Knowledge of the Company (i) no release of any hazardous substance has occurred on any property owned or leased by the Company or any Subsidiary; (ii) no underground storage tanks or asbestos containing materials exist on any property owned or leased by the Company or any Subsidiary; (iii) the Company and each Subsidiary has all permits and approvals and has filed all notices required to comply with applicable environmental laws; and (iv) neither the Company nor any Subsidiary has entered into any consent decree, consent order or other type of agreement with any person or entity, resulting in any alleged violation of any Environmental Law or any permit issued pursuant to any Environmental Law or to remediate any environmental condition pursuant to any Environmental Law. For purposes of this Section 3.20, "Environmental Law" means all applicable state, federal and local laws, regulations and rules, including common law, judgment, decrees and orders relating to pollution, the preservation of the environment, and the release of hazardous substances, toxic or hazardous waste or petroleum or petroleum products as those terms we defined by Environmental Laws.

                  Section 3.21 INSURANCE. The Seller Disclosure Letter sets forth a complete and correct list of all insurance policies currently in effect that are owned or held by the Company (or that are owned or held by Seller or its affiliates for the benefit of the Company), insuring the products, properties, assets, business and operations of the Company or its Subsidiaries and its potential liabilities to third parties, and all general liability policies maintained by the Company. All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. The Seller Disclosure Letter sets forth a list of all pending claims and the status as of the date of this Agreement of all deductibles with respect to all such policies, and loss runs for the previous five years, as of the date of this Agreement, with respect to such policies.

                  Section 3.22 LIST OF ACCOUNTS. The Seller Disclosure Letter contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company or any Subsidiary and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

                  Section 3.23 CERTAIN FEES. Except for the engagement of Bowles, Hollowell Conner & Co., neither Seller, Company nor any of their respective Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                  Section 3.24 DISCLOSURE. Neither this Agreement, the other Transaction Documents, nor any of the schedules, attachments or Exhibits hereto or certificates delivered herewith, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading.

                  Section 3.25 CLOSING DATE. All of the representations and warranties contained in this Article III and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to Buyer are true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date, except to the extent that the Company or Seller has advised Buyer otherwise in writing prior to the Closing.

                  Section 3.26 DISCLAIMER. Seller's representations and warranties are subject to and qualified by any relevant fact or facts disclosed in this Agreement or the Seller Disclosure Letter. Disclosures made in the Seller Disclosure Letter shall be deemed to be disclosures made by Seller for all purposes with respect to this Agreement. The inclusion by Seller in the Seller Disclosure Letter of items that may not be needed or required to be given so as to make a representation or warranty true, correct or not misleading shall not be construed as an indication that all items of similar scope and degree are required or have been included in every other disclosure and shall be deemed to be included for the sole purpose of providing additional information to the Buyer.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

                  Section 4.1 ORGANIZATION AND AUTHORITY OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has heretofore delivered to Seller complete and correct copies of Buyer's incorporation documents and by-laws, as currently in effect. Buyer has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer of its covenants and agreements hereunder have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions so contemplated. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 4.2 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the incorporation documents or by-laws of Buyer; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound; or (d) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, the Company or Seller.

                  Section 4.3 AVAILABILITY OF FUNDS. As of the date hereof, Buyer has a net worth, calculated in accordance with generally accepted accounting principles and assuming that Buyer's redeemable common stock is properly classified as equity, of at least Ten Million and No/100 Dollars ($10,000,000.00). Buyer has obtained commitment letters attached as Exhibit "B" and "C" from (i) NationsBank of Tennessee, N.A. committing it to lend to Buyer an aggregate of up to $52 million and (ii) Ferrer Freeman Thompson & Co. committing it to purchase up to $20 million of Convertible Bridge Notes from the Company (collectively, the "Commitment Letters") both in connection with the transactions contemplated by this Agreement and in each case subject to the terms and conditions set forth therein (the financing contemplated by such letters being hereinafter referred to as the "Financing").

                  Section 4.4 LITIGATION. There is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of Buyer (as hereinafter defined), threatened against Buyer, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Buyer's ability to consummate the transactions contemplated hereby.

                  Section 4.5 CERTAIN FEES. Except for the engagement of SunTrust Equitable Securities, neither Buyer nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated herein.

                  Section 4.6 INVESTMENT REPRESENTATIONS. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer represents that it is an "accredited investor" as defined in Rule 501 promulgated pursuant to the Securities Exchange Act of 1934, as amended.

                  Section 4.7 INVESTIGATION BY BUYER. Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the express representations and warranties of Seller contained herein.

                                   ARTICLE V
                                   COVENANTS

                  Section 5.1 CONDUCT OF THE COMPANY'S BUSINESSES. Seller agrees that, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement, the Seller Disclosure Letter or consented to by Buyer in writing:

                           (a)      Seller shall cause the Company to carry on
its businesses in the ordinary course in substantially the same manner as previously conducted and not to engage in any new line of business or to enter into any agreement, transaction or activity or to make any commitment except those in the ordinary course of business and not otherwise prohibited under this Section 5.l;

                           (b)      Seller shall not permit the Company or any
Subsidiary to change or amend its Certificate of Incorporation or Bylaws, as the case may be;

                           (c)      Seller shall not permit the Company or any
Subsidiary to issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contact with respect to the issuance or sale of any of its capital stock or rights or obligations convertible into or exchangeable for any shares of its capital stock and not to make any changes (by split-up, stock dividend, combination, reorganization or otherwise) in its capital structure;

                           (d)      Seller shall not permit the Company to
declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other equity securities except as otherwise provided in Section 2.4 hereof, and not to redeem, purchase or otherwise acquire any shares of its capital stock or other securities or rights or obligations convertible into or exchangeable for any shares of capital stock or other securities or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

                           (e)      Seller shall not permit the Company or any
Subsidiary to acquire or to enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

                           (f)      Seller shall cause the Company and each
Subsidiary to preserve intact its corporate existence, goodwill and business organization, to keep its officers and employees available to the Buyer and to preserve its relationships with its customers, suppliers and others having business relations with it;

                           (g)      Seller shall not permit the Company or any
Subsidiary to (i) create, incur or assume any short-term debt for borrowed money, except in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business, (iii) make any loans or advances to any other person, except in the ordinary course of business, (iv) make any material capital contributions to, or material investments in, any person, except in the ordinary course of business; or (v) make any capital expenditure that would cause all capital expenditures since the Balance Sheet Date, to exceed $100,000;

                           (h)      Seller shall not permit the Company or any
Subsidiary to enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors or grant any increase in the compensation of officers, directors, or employees, whether now or in the future payable, including any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contact or commitment, other than raises or bonuses granted in the ordinary course of business or pursuant to written agreements in existence on the date of this Agreement;

                           (i)      Seller shall cause the Company and each
Subsidiary to perform in all material respects all of their respective obligations under all customer contracts (except those being contested in good faith), and not to amend (except for amendments that may be effected without the consent of a customer) any existing contract in a way that would result in the loss to it of material benefit thereunder;

                           (j)      Seller shall cause the Company and each
Subsidiary to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that it now maintains;

                           (k)      Seller shall cause the Company and each
Subsidiary to use its reasonable efforts to continue to collect its accounts receivable and to pay its accounts payable in the ordinary course of business and consistent with past practices; and

                           (l)      Seller shall cause the Company and each
Subsidiary to prepare and file all federal, state, local and foreign Tax Returns and other tax reports, filings and amendments thereto required to be filed by it, and allow Buyer, at its request, to review all such Tax Returns at the Company's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns; provide prompt notice to the Buyer of the assertion of any deficiency or other claims for taxes by the Internal Revenue Service or any other taxing authority after the date of this Agreement and allow the Buyer, at its request, to participate in the settlement of any such deficiency or claim and refrain from entering into any agreement or waiver extending the statutory period of limitation applicable to any Tax Return of the Company or any Subsidiary for any period without the Buyer's prior written consent, which shall not be unreasonably withheld.

                           (m)      In connection with the continued operation
of the business of the Company and the Subsidiaries between the date of this Agreement and the Closing, the Company shall confer in good faith on a regular and frequent basis with one or more representatives of the Buyer to report operational matters of materiality and the general status of ongoing operations. The Company acknowledges that the Buyer does not, and will not, waive any rights it may have under this Agreement as a result of such consultations.

                  Section 5.2       ACCESS TO INFORMATION.

                           (a)      Between the date of this Agreement and the
Closing, Seller shall (i) give Buyer and its authorized representatives reasonable access to all books, records contracts, accounts, personnel records, communications with regulatory authorities and all other documents of the Company and its Subsidiaries which are relevant to the business operations of the Company and its Subsidiaries, and to all personnel of the Company and its Subsidiaries; and (ii) permit Buyer to make inspections thereof as Buyer may request; provided however, that any such investigation shall be conducted at the location(s) and on the terms specified by the Company or Seller during normal business hours under the supervision of Seller's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere unreasonably with the business operations of Seller and the Company.

                           (b)      All information concerning Seller, the
Company, or the Subsidiaries furnished or provided by Seller or its Affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to the Confidentiality Agreement by and between Seller and Buyer, dated as of September 4, 1998 (the "Confidentiality Agreement"). Notwithstanding anything to the contrary contained in this Agreement, (i) neither Seller nor any Affiliate of Seller shall have any obligation to make available or provide to Buyer or its representatives a copy of any information applicable to Seller or any of its Affiliates which is not used in, or relevant to, the operations of the Company or its Subsidiaries and
(ii) following the public announcement of the execution of this Agreement contemplated by Section 5.5, the Buyer, with the consent of Seller, which consent shall not be unreasonably withheld, shall be permitted to disclose information regarding the Company to the public to the extent the Buyer deems such disclosure necessary to satisfy its disclosure obligations under state and federal securities laws or to explain to the public its rationale for pursuing an acquisition of the Company.

                           (c)      Buyer shall provide Seller with such
documentation as Seller may reasonably request to confirm to Seller's satisfaction the accuracy of the representations made by Buyer in Section 4.3 and Buyer shall permit Seller to conduct a reasonable due diligence investigation concerning the financial capability, resources, condition and creditworthiness of Buyer.

                           (d)      Nothing contained in this Section 5.2 shall
be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party. With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

                  Section 5.3       CONSENTS.

                           (a)      Seller and Buyer shall cooperate, and use
their reasonable best efforts, to make all filings (including without limitation all filings required under the HSR Act) and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

                           (b)      With respect to any agreements for which
any required consent or approval is not obtained prior to the Closing, Seller and Buyer shall each use their commercially reasonable best efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained.

                  Section 5.4 REASONABLE BEST EFFORTS. Seller and Buyer shall cooperate, and use their commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                  Section 5.5 PUBLIC ANNOUNCEMENTS. The Seller and the Buyer will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the New York Stock Exchange or the Nasdaq Stock Market, as the case may be. The parties shall issue a joint press release, mutually acceptable to the Seller and the Buyer, promptly upon execution and delivery of this Agreement.

                  Section 5.6 HSR ACT COMPLIANCE. As soon as practicable after the date hereof, Buyer will, and Seller will cause the ultimate parent entities of Seller to, make such filings as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Buyer will, and Seller will cause the ultimate parent entities of Seller to, each file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information which may be requested pursuant to the HSR Act. All such filings will comply in all material respects with the requirements of the respective laws pursuant to which they are filed. Seller agrees that Buyer shall control the HSR filings and the process for obtaining HSR clearance. The Buyer agrees to consult with Seller and to keep Seller fully informed with respect to the HSR process.

                  Section 5.7 COVENANT TO SATISFY CONDITIONS. Seller will use its commercially reasonable best efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer will use its commercially reasonable best efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Buyer. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all commercially reasonable efforts to prevent or halt the entry, enactment or promulgation thereof, as the case may be. None of Seller, the Company or Buyer shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Seller, the Company or Buyer to obtain any consents or approvals required for the consummation of the transactions contemplated by this Agreement without imposition of a condition or restriction which would have a Material Adverse Effect on the Company or any of its Subsidiaries or which would otherwise materially impair the ability of Buyer or Seller to consummate the transactions consummated by this Agreement in accordance with the terms of this Agreement or materially delay such consummation.

                  Section 5.8       EMPLOYEES; EMPLOYEE BENEFITS.

                           (a)      For the three-month period following the
Closing, Seller shall maintain coverage under its group medical plan, group dental plan, group life and accidental death and dismemberment insurance plan, and short-term and long-term disability plan for each employee of the Company. Buyer shall reimburse Seller for the direct cost to Seller of providing such insurance coverage to the Company's employees.

                           (b)      With respect to any sales retention or
"stay" bonuses payable to employees of the Company in accordance with the employee benefit arrangements described in Schedule 3.15 of the Seller Disclosure Letter, Seller shall either pay such bonuses on or before the Closing Date or shall cause the Company prior to the Closing to show on its Financial Statements and the Preliminary Closing Balance Sheet, a liability equal to the amount of such bonuses and all employment taxes thereon.

                           (c)      Prior to the Closing the Buyer shall
provide to Seller a list of those employees of the Company whose employment Buyer intends to terminate after the Closing (the "Identified Employees") and Seller shall cause the Company prior to the Closing to show on its

Financial Statements and the Preliminary Closing Balance Sheet, a liability equal to the amount that the Identified Employees would be eligible to receive under Company's severance pay plan and any pay-in-lieu-of-vacation arrangement offered by the Company and all employment taxes thereon computed as if the Company had terminated such employees' employment at Closing. As to such Identified Employees, Seller shall have the sole option to determine if the Identified Employees shall continue to be employed by Seller or its Affiliates or be transferred to other divisions or facilities of the Seller or its Affiliates. Buyer shall use its commercially reasonable best efforts to retain as many of the Company employees as is feasible. Buyer shall treat all service completed by an employee with the Company or any Affiliate thereof, and any predecessor thereto, the same as service completed with Buyer for all purposes, including waiting periods relating to preexisting conditions under medical plans, vacations, severance pay, eligibility to participate in, vesting or payment of benefits under, and eligibility for early retirement or any subsidized benefit provided for under, any employee benefit plan (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained by Buyer on or after the Closing Date, except for purposes of computing benefits under the actual benefit formula in a defined benefit plan (as defined in Section 3(35) of ERISA). Prior to the Closing, Seller shall furnish Buyer with a list of the length of service with the Company or its Affiliates, or any predecessor thereof, for each of the Employees. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including, without limitation, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of the Company or any Affiliate shall be credited or recognized under the comparable plan maintained after the Closing Date by Buyer. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer shall not be required to permit the employees of the Company to participate in the Buyer's 401(k) plan prior to the first day of the first calendar quarter commencing after the Closing Date.

                           (d)      Buyer shall for a period of six months
following the Closing Date, operate the Company in compliance with the Worker Adjustment Retraining and Notification Act, 29 U.S.C. ss. 2101 et. seq. (the "WARN Act") and any other applicable similar state or local law concerning plant closings. In the event Buyer's actions should trigger any notice requirement under the WARN Act or any other applicable similar state or local law concerning plant closings during the 90 days following the Closing Date, Buyer shall be solely responsible for providing appropriate notice under such plant closing law. Buyer shall indemnify Seller for any claims, losses, damages, costs or expenses arising out of the Buyer's failure to provide proper notice pursuant to the WARN Act or other law regarding plant closings or otherwise comply with the WARN Act or such other laws regarding plant closings.

                  Section 5.9       CERTAIN TAX MATTERS.

                           (a)      Certain Definitions. As used in this
Agreement:

                                    (i)     "Buyer Tax Group" means the
         affiliated group, within the meaning of Section 1504(a) of the Code, of which Buyer is the common parent.

                                    (ii)    "Independent Accountants" means
         KPMG Peat Marwick.

                                    (iii)    "Pre-Closing Period" means any
         taxable period which ends on or before the Closing Date.

                                    (iv)     "Section 338(h)(10) Election"
         means the election to be made by Buyer and Seller pursuant to Sections 338(g) and 338(h)(10) of the Code as described in Section 5.9(b) hereof.

                                    (v)     "Seller Group" means the affiliated
         group, within the meaning of Section 1504(a) of the Code, of which MedPartners, Inc. is the common parent.

                           (b)      Section 338(h)(l0) Election. Seller will
cause the Seller Group to join with Buyer in making the Section 338(h)(10) Election to treat the transactions hereunder as the deemed sale of the assets of the Company and of its Subsidiaries for federal and, where applicable, state income tax purposes. Buyer and Seller shall cooperate fully with each other in the making of such election. In particular, and not by way of limitation, in order to effect such election, on or prior to the Closing Date, Buyer and Seller shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations. Such Form shall be filed with the Internal Revenue Service on or before the 15th day of the 9th month after the month of the Closing Date.

                           (c)      Return Filing; Refunds; Credits; Transfer
Taxes.

                                    (i)     Seller shall prepare, or cause to
         be prepared, and file, or cause to be filed, on a timely basis the Tax Returns of or including the Company and its Subsidiaries for all Pre-Closing Periods (the "Pre-Closing Period Returns") and shall cause the income of the Company and its Subsidiaries to be included in the consolidated federal income tax returns of the Seller Group for all Pre-Closing Periods. Seller shall pay, or cause to be paid, all Taxes with respect to the Company and its Subsidiaries shown to be due on the Pre-Closing Period Returns, including any Taxes attributable to the deemed assets sale resulting from the Section 338(h)(10) Election. Seller will take no position on such returns that relate to the Company and its Subsidiaries that would adversely affect the Company and its Subsidiaries after the Closing Date. The income of the Company and its Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date.

                                    (ii)     Buyer shall prepare, or cause to
         be prepared, and shall file, or cause to be filed, on a timely basis all Tax Returns with respect to the Company and its subsidiaries for periods ending after the Closing. Buyer shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns. Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis the Tax Return for the taxable period ending on the Closing Date with respect to EMSA, L.P., which will be deemed to terminate as of the Closing Date under Section 708(b) of the Code. Buyer shall also be responsible for filing with such Tax Return any elections under Section 754 of the Code with respect to EMSA, L.P.

                                    (iii)    Seller and Buyer shall reasonably
         cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller and the Seller Group will need access, from time to time after the Closing Date, to certain accounting and tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date Buyer shall, and shall cause the Company to, (a) retain and maintain such records until such time as Seller reasonably determines that such retention and maintenance is no longer necessary, and (b) allow Seller and its agents and representatives (and agents and representatives of its Affiliates including the Seller Group) to inspect, review and make copies of such records as Seller or the Seller Group may reasonably deem necessary or appropriate from time to time. Buyer shall indemnify Seller and the Seller Group from and against any penalties, additions to tax or interest imposed on Seller or the Seller Group as a result of any failure of Buyer to provide tax records or other information to Seller or Seller Group in a reasonably timely manner.

                                    (iv)     Buyer shall not, and shall cause
         the Company not to, dispose of or destroy any of the business records and files of the Company relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty days prior to the proposed date of such disposition or destruction.

                                    (v)     Any refunds and credits of Taxes of
         the Company or similar benefit (including any interest or similar benefit) received from or credited thereon by the applicable tax authority with respect to (a) any Pre-Closing Period, or (b) Taxes for which the Seller has indemnified the Buyer under the Agreement, shall be for the account of Seller and the Seller Group, and if received or utilized by Buyer or the Company shall be paid to Seller within five business days after Buyer or the Company receives such refund or utilizes such credit.

                                    (vi)     Notwithstanding any other
         provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Buyer and Buyer shall, at its own expense, accurately file or cause to be filed all necessary Tax

         Returns and other documentation with respect to such Taxes and timely pay all such Taxes. If required by applicable law, Seller will join in the execution of any such Tax Returns or such other documentation.

                           (d)      Elections. Buyer shall not, and shall cause
the Company not to, make, amend or revoke any Tax election if such action would adversely affect the Seller or any Person (other than the Company) as to whom or with whom Seller has filed a consolidated return with respect to any taxable Pre-Closing Period.

                           (e)      Tax Sharing Agreements. Any Tax sharing
agreement between any member of the Seller Group and any of the Company and its Subsidiaries is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, future year or a past year).

                  Section 5.10 SUPPLEMENTAL DISCLOSURE. Seller shall from time to time prior to the Closing supplement or amend the Seller Disclosure Letter with respect to any matter required to be set forth or described in such Seller Disclosure Letter; provided that if the matter giving rise to such supplement or amendment to the Seller Disclosure Letter (a) has a Material Adverse Effect or materially alters Buyer's ability to manage and run the business of the Company and the Subsidiaries in the manner in which such business was managed and run as of the date hereof, Buyer shall have the right within five (5) days of receipt by Buyer of such supplement or amendment to the Seller Disclosure Letter, to terminate the Agreement pursuant to Section 7.1(d) hereof by written notice to Seller. In the event that Seller supplements or amends the Seller Disclosure Letter, Seller agrees to identify with specificity any revisions to the Seller Disclosure Letter contained in such amendments or supplements and the matters set forth in this Agreement to which they relate. The delivery of any supplement or amendment to the Seller Disclosure Letter pursuant to this Section shall not in any manner constitute a waiver by Buyer of any of the conditions contained in Article VI below; provided, however, that the disclosure by Seller in any such supplement or amendment of any matter shall not form the basis of a claim against the Seller for misrepresentation or breach of a representation, warranty, covenant or agreement. Seller shall, on or before January 8, 1991, use its commercially reasonable best efforts to provide to Buyer (i) a schedule setting forth all political contributions in excess of $100 made by the Company or any of the Subsidiaries during the two calendar years ended on December 31, 1998; (ii) a schedule of all "shrink-wrapped" software used by the Company or any of the Subsidiaries and the number of all licensed users of each item of software; (iii) a reasonably complete inventory of all data processing equipment and photocopiers owned by the Company or any Subsidiary and the location of each item; and (iv) a true and correct copy of the master contract entered into by Seller's Affiliate for the disposal of environmental waste.

                  Section 5.11 NO SOLICITATION. Buyer and the Company acknowledge and agree (i) that they are parties to that certain Non-Compete, Non-Solicitation and Standstill Agreement dated as of February 25, 1998 (the "Non-Compete Agreement") and (ii) if this Agreement is terminated pursuant to
Article VII, they will remain bound by the terms of the Non-Compete Agreement until the expiration or earlier termination thereof.

                  Section 5.12 MEDICAL MALPRACTICE AND PROFESSIONAL LIABILITY MATTERS. Seller and Buyer agree that, on or prior to the Closing Date, Seller shall acquire for the benefit of Buyer insurance covering Medical Malpractice Claims (as hereinafter defined) and other claims for conditions, claims, or actions which arise out of or relate to events that occurred in connection with the operations of the Company on or prior to Closing on an occurrence, first dollar basis (the "Medical Malpractice/Professional Liability Coverage"). As used herein, "Medical Malpractice Claim" shall mean any claim for medical malpractice arising in connection with the operation of the business of the Company prior to the Closing for which the Company or Seller may be liable pursuant to law or the terms of any contract between the Company and/or Seller and any third party.

                  Section 5.13 TRANSITION SERVICES AGREEMENT. Seller and Buyer shall enter into a Transition Services Agreement in a form reasonably satisfactory to Seller and Buyer (the "Transition Services Agreement") concerning certain transition services to be provided by Seller to the Company and by the Company to Seller following the Closing. The Transition Services Agreement shall be for a term mutually agreeable to Buyer and Seller and its Affiliates, not to exceed one hundred eighty (180) days, and shall provide for reimbursement to Seller and its Affiliates of the actual cost of providing transition services, with no mark-up.

                  Section 5.14 NO SHOP. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, Seller shall not, and shall cause the Company and officers, directors, employees, affiliates and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a sale, merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company (an "Acquisition Proposal"), other than in connection with the transactions contemplated by this Agreement. Seller shall immediately advise Buyer of the terms of any Acquisition Proposal that it or the Company receives or of which it otherwise becomes aware after the date of this Agreement.

                  Section 5.15 VISITS TO CLIENTS. Between the date of this Agreement and the Closing Date, and subject to such reasonable limitations as Seller shall deem necessary, Seller shall permit Buyer to discuss and meet, and shall cooperate in such discussions and meetings, with any client of the Company that the Buyer so requests. Marta Prado, or such other officer of the Company as shall be acceptable to Buyer, shall participate in such discussions.

                  Section 5.16 AUDITED FINANCIAL STATEMENTS. Seller shall use commercially reasonable efforts to deliver to Buyer no later than March 1, 1999, audited financial statements for the three years of operations of the Company and its Subsidiaries ended on December 31, 1998 (audited balance sheets being required only for the two years then ended). The Buyer shall pay or reimburse the Seller for the fees and expenses of the accounting firm that Seller engages to prepare such audited financial statements and Seller agrees to commence the preparation of such audited financial statements promptly following the execution of this Agreement. Seller shall cause the audit process to begin as soon as is practicable following the execution of this Agreement.

                  Section 5.17 NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY. In consideration of the payment of the Purchase Price and other mutual covenants provided for herein to Seller at the Closing, Seller agrees that:

                           (a)      Noncompetition. During the period beginning
on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncomplete Period"), neither Seller nor any of its Affiliates shall directly or indirectly through any other Person own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) in any business which provides medical services to correctional facilities or to military personnel or veterans or otherwise competes with the businesses of the Company or its Subsidiaries, as such businesses exist as of the Closing Date, or into which the Company has demonstrably planned to enter as of the Closing Date (the "Company Activities"), within the United States or other geographical area in which the Company or its Subsidiaries engage or demonstrably plan to engage in such businesses as of the Closing Date (the "Restricted Territory"). Notwithstanding the foregoing, Seller and its Affiliates may own twenty-five percent (25%) or less of any class of equity securities of any entity that engages in the Company Activities within the Restricted Territory. The Parties agree that the covenant set forth in this Section 5.17 is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
Section 5.17 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                           (b)      Nonsolicitation. During the Noncomplete
Period, neither Seller nor any of its Affiliates shall directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) induce or attempt to induce any owner of a customer, supplier, licensee, franchisee or other business relation (a "Business Contact") of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary or intentionally interfere with the relationship between any such Business Contact and the Company or any of its Subsidiaries, or (iii) encourage or provide guidance or advice to any other person with respect to doing any of the forgoing set forth in clauses (i)-(ii).

                           (c)      Trade Secrets. Seller and its Affiliates
shall hold in confidence at all times after the date hereof all trade secrets of the Company, and shall not disclose, publish or make use of trade secrets of the Company at any time after the date hereof without the prior written consent of Buyer. Nothing in this Agreement shall diminish the rights of the Company or Buyer regarding the protection of trade secrets of the Company and other intellectual property pursuant to applicable law.

                           (d)      Confidential Information. During the
Noncomplete Period, Seller and its Affiliates shall hold in confidence all confidential information of the Company and will not disclose, publish or make use of confidential information of the Company without the prior written consent of Buyer. Notwithstanding the foregoing, nothing herein shall be deemed to create a breach of the covenants and agreements herein for disclosures made by Seller, its Affiliates, the Company or its Subsidiaries to third parties pursuant to a confidentiality agreement during the bid process.

                           (e)      Remedy for Breach. Seller acknowledges and
agrees that in the event of a breach by Seller of any of the provisions of this
Section 5.17, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

                  Section 5.18 GOOD STANDING. Seller shall use its commercially reasonable best efforts to cause the Company and its Subsidiaries to be in good standing to do business as of Closing in each jurisdiction in which the Company or its Subsidiaries conducts business.

                  Section 5.19 EMSA LIMITED PARTNERSHIP. At or before Closing, Seller shall cause all partnership equity interests of EMSA Limited Partnership to be transferred to Company and EMSA Correctional Care, Inc. and Company shall be the sole general partner and EMSA Correctional Care, Inc. shall be the sole limited partner of such limited partnership.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

                  Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

                           (a)      No statute, rule or regulation shall have
been enacted, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby;

                           (b)      There shall not be in effect any judgment,
order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

                           (c)      There shall not be any suit, action,
investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission which seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby;

                           (d)      All consents, waivers, approvals and
authorizations of (or filing or registration with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained, in form and substance acceptable to Seller or Buyer, as the case may be, except where the failure to obtain such consent, waiver, approval or authorization or filing or registration with, would not have a Material Adverse Effect.

                  Section 6.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

                           (a)      The representations and warranties of Buyer
contained in Article IV of this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date; provided, however, that any such representation or warranty that is already qualified by reference to materiality shall be true and correct;

                           (b)      Buyer shall have performed in all material
respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

                           (c)      Buyer shall have delivered to Seller or its
Affiliates those items set forth in Section 1.5 hereof;

                           (d)      Seller shall have received an opinion,
dated as of the Closing Date, of King & Spalding, counsel to Buyer, which shall be addressed to Seller, and shall be in form and substance satisfactory to Seller, subject to customary assumptions and exceptions.

                  Section 6.3 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

                           (a)      The representations and warranties of
Seller contained in Article III of this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date; provided, however, that any such representation or warranty that is already qualified by reference to materiality shall be true and correct;

                           (b)      Seller shall have performed in all material
respects obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

                           (c)      Seller shall have delivered to Buyer those
items set forth in Section 1.4 hereof;

                           (d)      Buyer shall have received Financing in the
amount and on the terms set forth in the Commitment Letters;

                           (e)      Buyer shall have received an opinion of
Foley & Lardner, counsel to Seller, dated the Closing Date, in form and substance reasonable satisfactory to Buyer's counsel, with regard to the transactions contemplated by this Agreement, subject to customary assumptions and exceptions;

                           (f)      The Company shall not have suffered a
Material Adverse Effect from the date hereof to the Closing Date;

                           (g)      MedPartners, Inc. shall have executed that
certain Guaranty in the form of Exhibit D hereto; and

                           (h)      Buyer shall have received a consent, in
form and substance satisfactory to it, from the Commonwealth of Pennsylvania Department of Corrections with respect to the change of control of EMSA Correctional Care, Inc. that will occur as a result of the transactions contemplated by this Agreement; and

                           (i)      Seller shall have taken, or shall have
caused an Affiliate to take, whatever action is necessary to cause employees of the Company who are participants in the 401(k) Plan of an Affiliate of Seller to terminate their active participation in such 401(k) Plan, and to cause such 401(k) Plan to permit a distribution to participants of their vested account balances in accordance with Section 401(k)(10)(A)(iii) of the Code in connection with the transactions contemplated by this Agreement (subject to the repayment of any loans from such plans to any such participants to the extent required to be repaid under the terms of such 401(k) Plan); and

                           (j)      Seller and the professional corporations
that employ physicians, optometrists, dentists, and other licensed professionals ("Licensed Professionals") who provide services to Seller or any of it Subsidiaries shall have terminated all agreements or understandings between themselves with respect to the provision of medical services to the Seller or any of it Subsidiaries and any employment agreements between such Licensed Professionals and the professional corporations shall be assigned to the Company or its Subsidiaries, as designated by Buyer, effective as of the Closing.

                                  ARTICLE VII
                                  TERMINATION

                  Section 7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                           (a)      at any time, by mutual written consent of
Seller and Buyer;

                           (b)      if the transactions contemplated hereby
shall have been permanently enjoined by a court of competent jurisdiction, provided that no party hereto who brought or is affiliated with the party who brought the action seeking the permanent injunction of the transactions contemplated hereby may seek termination of this Agreement pursuant to this
Section 7.1(b);

                           (c)      if the transactions contemplated hereby or
any of the conditions to Closing hereunder become impossible to perform or obtain, provided that no party hereto who caused or is affiliated with any Person who caused such impossibility may seek termination of this Agreement pursuant to this Section 7.1(c);

                           (d)      by Buyer, following receipt of any
supplement or amendment to the Seller Disclosure Letter, by written notice to Seller if (i) the matter which gives rise to such supplement or amendment to the Seller Disclosure Letter involves any matter which has a Material Adverse Effect or materially alters Buyer's ability to manage and run the business of the Company and its Subsidiaries in a manner comparable to the manner in which such business was managed and run as of the date hereof; and (ii) the notice of termination pursuant to this Section 7.1(d) is given by Buyer to Seller within five (5) days of Buyer's receipt of the supplement or amendment to the Seller Disclosure Letter; or

                           (e)      by Seller or Buyer, at any time on or after
February 15, 1999, if the Closing shall not have occurred on or prior to such date and all regulatory approvals have been obtained or any waiting periods under the HSR Act have expired, provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if such party's breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

                  Section 7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, written notice thereof shall be given by Seller or Buyer, as the case may be, to the other party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without any other action by Seller or Buyer. If this Agreement is terminated pursuant to Section 7.1 hereof:

                           (a)      each party shall return to the other party
all documents, work papers, summaries, analyses, and other materials (whether in written or computerized form) made, compiled or obtained by such party in connection with the transaction contemplated hereby, whether so obtained before or after the execution hereof, or, upon prior written notice to the other party, shall destroy all such documents, work papers, summaries, analyses, and other materials and deliver notice to the parties seeking destruction that such destruction has been completed. Any confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 5.2(b) hereof, which agreement shall survive the Closing or earlier termination of this Agreement; and

                           (b)      all filings, applications and other
submissions made pursuant to this Agreement shall, at the option of Seller and to the extent practicable, be withdrawn from the agency or other Person to which made.

                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

                  Section 8.1       SURVIVAL.

                           (a)      Survival of Representations And Warranties.
Each of the representations and warranties contained herein or in any document delivered in connection with this Agreement (except as otherwise specifically provided in such other document) will survive and remain in full force and effect until June 30, 2000 except for (a) the representations and warranties set forth in (i) Section 3.1 and Section 3.2 (the organization and existence of Seller or the Company and enforceability of this Agreement against Seller or the Company); (ii) Section 3.4 (the ownership of the Shares); (iii) Section 3.3 (the capitalization of the Company); (iv) Section 3.23 (the liability of the Seller or Company for broker's or other similar fees); and (v) Section 3.15 (employee benefit matters) which representations and warranties shall survive the Closing indefinitely and (b) for representations and warranties set forth in Section 3.17 (Taxes) which representations and warranties shall survive until the expiration of the statute of limitations applicable to Taxes and (c) representations and warranties relating to Section 3.7(b) (Receivables) and
Section 3.7(c) (Inventory) which representations and warranties shall survive until the final determination and delivery of the Final Closing Balance Sheet as set forth in Section 1.2(a). The representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.15, 3.17 and 3.23 shall be referred to as the "Excluded Representations."

                           (b)      Survival of Covenants. Unless a specified
period is set forth in this Agreement (in which event such specified period will control), all post-Closing covenants contained in this Agreement will survive the Closing and remain in effect indefinitely. The covenants contained in this Article VIII will in all events survive the Closing indefinitely.

                  Section 8.2       LIMITATIONS ON INDEMNIFICATION.

                           (a)      With Respect To Certain Representations And
Warranties. No Indemnitee (as hereinafter defined) will be entitled to make a claim against an Indemnifying Party (as hereinafter defined) pursuant to
Section 8.3(a)(i) or 8.3(b)(i) unless and until the aggregate amount of claims which may be asserted for Indemnifiable Losses (as hereinafter defined) pursuant to such Sections exceeds $670,000 and then only to the extent of the excess. Buyer shall be entitled to make a claim against an Indemnifying Party without regard to the limitation set forth in the previous sentence to the extent that such claim relates to the Excluded Representations or a claim asserted with respect to Section 8.3(a)(iv).

                           (b)      With Respect To Seller's Obligations.
Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 8.3(a)(i), except with respect to Excluded Representations or a claim asserted with respect to Section 8.3(a)(iv), will not exceed $6,700,000.00 in the aggregate.

                           (c)      Exclusive Rights and Obligations. Except as
otherwise specifically provided in this Agreement, as between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, the indemnification rights and obligations set forth in this
Article VIII will be the exclusive indemnification rights and obligations with respect to this Agreement.

                  Section 8.3       INDEMNIFICATION.

                           (a)      Indemnification By Seller. Subject to
Sections 8.1 and 8.2, Seller will indemnify, defend and hold harmless Buyer, its Affiliates (which for purposes of the indemnification referred to in subparagraph (iv) below, shall include Ferrer Freeman Thompson & Co. and SunTrust Equitable Securities, Inc. but shall not include NationsBank of Tennessee, N.A.) and their respective directors, officers, employees, agents and representatives from and against any and all claims, demands or suits (by any person or entity, including without limitation any governmental agency), losses, liabilities, actual or punitive damages, fines, penalties, obligations, payments, costs and expenses, paid or incurred, whether or not relating to, resulting from or arising out of any Third Party Claim (as hereinafter defined), including without limitation the costs and expenses of any and all investigations, actions, suits, proceedings, demands, assessments, judgments, remediation, settlements and compromises relating thereto and reasonable fees and expenses of attorneys and other experts in connection therewith (individually and collectively, "Indemnifiable Losses") relating to, resulting from or arising out of any of the following:

                                    (i)     any breach or violation by Seller
         or the Company as of the Closing of any of the representations or warranties of Seller or the Company contained in this Agreement or any document delivered in connection with this Agreement;

                                    (ii)     any breach by Seller or the
         Company of any covenant of Seller or the Company contained in this Agreement or in any document delivered in connection with this Agreement;

                                    (iii)    any liability for Taxes payable by
         the Company on or after the Closing Date with respect to any taxable period ending on or prior to the Closing Date (treating any taxable period that begins before and ends after the Closing Date as if such taxable period consisted of two taxable periods with the first period ending as of the Closing Date and the second period beginning on the first day after the Closing Date);

                                    (iv)     any liability with respect to any
         claim asserted against the Company, Buyer or their respective Affiliates by the Person with which the Seller conducted negotiations and entered into a definitive agreement regarding the acquisition of the Company (other than Buyer) arising out of or resulting from the termination of the definitive agreement between Seller and such Person; and

                                    (v)     any action, suit, claim or
         proceeding incident to any of the foregoing or the enforcement of this
         Section 8.3(a).

                           (b)      Indemnification By Buyer. Subject to
Sections 8.1 and 8.2, Buyer will indemnify, defend and hold harmless Seller, each of its Affiliates and their respective directors, officers, employees, agents and representatives from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any of the following:

                                    (i)     any breach or violation by Buyer as
         of the Closing of any of the representations or warranties of Buyer contained in this Agreement or any document delivered in connection with this Agreement;

                                    (ii)     any breach by Buyer of any
         covenant of Buyer contained in this Agreement or in any document delivered in connection with this Agreement;

                                    (iii)    any liability for Taxes of the
         Company with respect to any taxable period ending after the Closing Date (treating any taxable period that begins before and ends after the Closing Date as if such period consisted of two taxable periods with the first period ending as of the Closing Date and the second period beginning on the first day after the Closing Date); and

                                    (iv)     any action, suit, claim or
         proceeding incident to any of the foregoing or the enforcement of this
         Section 8.3(b).

                           (c)      Cumulative Rights. The rights of Buyer
under each of the clauses of Section 8.3(a) and the rights of Seller under each of the clauses of Section 8.3(b) are cumulative.

                           (d)      Indemnity Payment: Indemnitee: Indemnifying
Party. For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Section 8.3; (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement; and (iii) "Indemnifying Party" means any person or entity that may be required to provide indemnification under this Agreement.

                  Section 8.4       DEFENSE OF CLAIMS.

                           (a)      Third Party Claims.

                                    (i)     If any Indemnitee receives notice
         of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (a "Third Party Claim") against such Indemnitee, against which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than 15 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee no later than 30 calendar days after receipt of the above-described notice of such Third Party Claim, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. The Indemnitee will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing and at its own expense, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnitee or if the Indemnifying Party proposes that the same counsel represent both the Indemnitee and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnifying Party. If the Indemnitee has not received written notice within such 30 calendar day period that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnitee may, at its option, elect to settle or assume such defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Indemnifiable Losses paid or incurred in connection therewith.

                                    (ii)     If, within the 30 calendar days
         set forth above, an Indemnitee receives written notice from an Indemnifying Party that such Indemnifying Party, has elected to assume the defense of any Third Party Claim as provided in Section 8.4(a)(i), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof (except as provided in paragraph (a) above); provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may, at its option, elect to settle or assume its own defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Indemnifiable Losses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation,
         (i) injunctive or other equitable relief would be imposed against the Indemnitee or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnitee of a release from all liability in respect of such claim. The Indemnifying Party shall not be entitled to control, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any claim to the extent that the claim seeks an order, injunction or other equitable relief against the indemnitee which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnitee (and the cost of such defense shall constitute an amount for which the Indemnitee is entitled to indemnification hereunder). If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 8.4(a)(ii), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such 30-day period.

                           (b)      Direct Claims. Any claim by an Indemnitee
for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Article VIII.

                           (c)      Failure to Give Timely Notice. A failure to
give timely notice as provided in this Section 8.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

                           (d)      Subrogation. If the amount of any
Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                           (e)      Payment. With respect to Third Party Claims
for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party promptly upon (i) the entry of a judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of any unappealable judgment or final appellate decision against the Indemnitee; or (iii) the entry of an unappealable judgment or final appellate permitted under Section 8.4. Notwithstanding the foregoing, provided that there is no dispute as to whether Indemnitee is entitled to indemnification hereunder, expenses of the Indemnitee for which the Indemnifying Party is responsible shall be reimbursed on a current basis by the Indemnifying Party.

                                   ARTICLE IX
                                 MISCELLANEOUS

                  Section 9.1 FEES AND EXPENSES. Except as set forth in this Section 9.1, whether or not the transactions contemplated herein are consummated pursuant hereto, Seller, on the one hand, and Buyer, on the other hand, shall pay all fees and expenses incurred by, or on behalf of, Seller or Buyer, respectively, in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby. Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by such party.

                  Section 9.2 FURTHER ASSURANCES. From time to time after the Closing Date, at the reasonable request of the other party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

                  Section 9.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods:
(a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                  If to Buyer, to:

                  America Service Group Inc.
                  105 Westpark Drive, Suite 300
                  Brentwood, Tennessee 37027
                  Fax No.: (615) 376-1309
                  Attention: Michael Catalano
                             President and Chief Executive Officer

                  with a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia 30303
                  Fax No.: (404) 572-5147
                  Attention: Philip A. Theodore

                  If to Seller, to:

                  c/o MedPartners, Inc.
                  3000 Galleria Tower
                  Suite 1000
                  Birmingham, Alabama  35244
                  Fax No. (205) 982-7709
                  Attention: Legal Services

                  with a copy to:

                  Foley & Lardner
                  111 North Orange Avenue
                  Suite 1800
                  Orlando, Florida  32801
                  Attention: Jennifer S. Brown
                  Fax No. (407) 648-1743


         All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of a facsimile transmissions upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above.

However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

                  Section 9.4 SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

                  Section 9.5 BINDING EFFECT ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto.

                  Section 9.6 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of Seller and its successors and permitted assigns with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns with respect to the obligations of Seller under this Agreement, and, except to the extent otherwise provided in Section 5.9 hereof with respect to the Seller Group, this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

                  Section 9.7       INTERPRETATION.

                           (a)      The Article and Section headings contained
in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                           (b)      As used in this Agreement, the term
"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof

                           (c)      As used in this Agreement, the term
"Affiliate" shall mean the (i) ownership of more than 25% of the equity securities of any Person, or (ii) the right to receive more than 25% of the net profits of any Person, or (iii) the ability to appoint more than 25% of the board of directors (or similar governing body) of any Person.

                  Section 9.8 JURISDICTION AND CONSENT TO SERVICE. Without limiting the jurisdiction or venue of any other court, each of Seller and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or federal courts of Florida; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

                  Section 9.9 ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

                  Section 9.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  Section 9.11 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

                  Section 9.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  Section 9.13 AMENDMENT; MODIFICATION; WAIVER. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                  Section 9.14 KNOWLEDGE. "To the Knowledge of Seller or Company" or any similar phrase contained in this Agreement shall mean the actual knowledge of the Company Executives. For purposes hereof, the "Company Executives" shall consist of: Marta Prado, Robert Castille, Jim Brigham, John Hendrik and Alice McCarty. "To the Knowledge of Buyer" or any similar phrase contained in this Agreement shall mean the actual knowledge of the Buyer Executives. For purposes hereof, the "Buyer Executives" shall consist of:
Michael Catalano, Bruce Teal and Gerald Boyle.

                  Section 9.15 DISCLOSURE LETTERS AND EXHIBITS. The Seller Disclosure Letter and the Buyer Disclosure Letter and all exhibits hereto are hereby incorporated into this Agreement and are hereby made a party hereof as if set out in full in this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        INPHYNET ADMINISTRATIVE
                                        SERVICES, INC.


                                        By:
                                              --------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                              --------------------------------

                                        AMERICA SERVICE GROUP INC.


                                        By:
                                              --------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                              --------------------------------

                                   EXHIBIT A
                            SELLER DISCLOSURE LETTER

                                   EXHIBIT B
                         NATIONSBANK COMMITMENT LETTER

                                   EXHIBIT C
                FERRER FREEMAN THOMPSON & CO. COMMITMENT LETTER

                                   EXHIBIT D

                                    GUARANTY